Exhibit 10.2

SHARED SERVICES AND LICENSE AGREEMENT

dated as of February 17, 2026,

among

XRX BRANDCO HOLDINGS LLC,

XRX BRANDCO LLC,

XEROX HOLDINGS CORPORATION,

XEROX CORPORATION,

and the other Parties from time to time party hereto.

i

ii

Section 10.13	Relationship	32
Section 10.14	Third Parties	33
Section 10.15	Legal Services and Privilege	33
Section 10.16	Waiver	33
Section 10.17	Force Majeure	33
Section 10.18	Recourse	34
Section 10.19	Parent Entities Representative	34

ANNEX A LICENSED MARKS

ANNEX A-1 INITIAL LICENSEE

ANNEX A-2 PARENT ENTITIES

SCHEDULE 1 EXCLUSIVE LICENSES

SCHEDULE 2 PARENT SERVICES

SCHEDULE 3 IPCO SERVICES

SCHEDULE 4 FORM OF JOINDER

SCHEDULE 5 FORM OF LICENSEE JOINDER

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 7 EXPECTED ROYALTY FEE VALUE

SCHEDULE 8 BRAND GUIDELINES

iii

This SHARED SERVICES AND LICENSE AGREEMENT (this “Agreement”) is dated as of February 17, 2026 (the “Effective Date”), by and among XRX Brandco Holdings LLC, a Delaware limited liability company (“IPCo Holdings”), XRX Brandco LLC, a Delaware limited liability company (“IPCo”; each of IPCo Holdings and IPCo, an “IPCo Party”, and collectively, the “IPCo Parties”), Xerox Holdings Corporation, a New York corporation (“Parent”), Xerox Corporation, and each of Parent’s other Subsidiaries from time to time party hereto (together with Parent, the “Parent Entities”). Each IPCo Party and Parent Entity is a “Party” under this Agreement.

RECITALS

WHEREAS, the Parent Entities have agreed to provide (either directly or through their respective Subsidiaries) certain services to the IPCo Parties, and the IPCo Parties have agreed to reimburse the Parent Entities for such services, in each case, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the IPCo Parties have agreed to provide certain services to the Parent Entities, and the Parent Entities have agreed to reimburse the IPCo Parties for such services, in each case, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, IPCo desires to license the Licensed Marks to the Licensees and the Licensees desire the right to use the Licensed Marks, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, the following words and phrases will have the following meanings (or if not listed below, the meaning designated elsewhere in this Agreement):

“A&R LLCA” means the Amended and Restated Limited Liability Company Agreement of IPCo Holdings, of even date herewith, as amended from time to time.

“Additional Services” has the meaning given to such term in Section 2.1(a).

“ABL Event of Default” means an “Event of Default” as defined under the Existing ABL Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, (i) the term “Affiliate,” when used with respect to the Parent Entities (or their Affiliates) or any TPG Member (as defined in the A&R LLCA), will not include the IPCo Parties (or their Affiliates), and vice versa, (ii) in no event shall a portfolio company affiliated with any TPG Member or the Barclays Member (as defined in the A&R LLCA) be considered to be an Affiliate of any TPG Member or the Barclays Member, as applicable and (iii) the term “Affiliate”, when used with respect to any TPG Member, will not include any Person other than any other TPG Member that would otherwise constitute an “Affiliate” of such TPG Member under this definition.

“Agreement” has the meaning given to such term in the Preamble.

“Annual Statement” has the meaning given to such term in Section 4.7(a).

“Applicable Business” means business and operations of the Parent Entities from time to time, including (a) the ownership or management of a workplace technology company, building and integrating services-led, software-enabled, workplace solutions for enterprises, including information technology infrastructure, artificial intelligence, augmented reality-driven service experiences, robotic process automation and other technologies, and (b) other businesses owned, operated or managed by a Parent Entity or any of its Subsidiaries currently or in the future.

“Bankruptcy Law” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 or any similar foreign law as amended from time to time.

“Brand Guidelines” means those written guidelines, as may be amended by IPCo from time to time in a manner that would not be substantially more restrictive to Parent or any other Licensee in connection with its use of the Licensed Marks as of the Effective Date and would not be substantially less protective of the Licensed Marks guidelines in effect as of the Effective Date, the current version of which is attached as Schedule 8 hereto, setting forth IPCo’s requirements for proper use and display of the Licensed Marks including location, graphics, sizes, colours, fonts, trademark notices and legends, and other aspects of proper use of the Licensed Marks.

“Business Day” means any day other than a Saturday, Sunday or a day that banks located in New York, New York are required or authorized by law to be closed.

“Chosen Courts” has the meaning given to such term in Section 10.1.

“Confidential Information” has the meaning given to such term in Section 8.1(a).

“Consolidated Revenue” means, for any period, the revenue of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in a manner consistent with Parent’s quarterly and annual public financial statements and in accordance with GAAP (subject to interim and year-end adjustments).

“Credit Agreement” means the Credit Agreement, dated as of the date hereof, by and among IPCo Holdings, as the borrower, the lending institutions from time to time parties thereto, as lenders, and Alter Domus (US) LLC, as the administrative agent (in sch capacity, “IPCo Agent”) and the collateral agent and the successors from time to time party thereto, as amended from time to time.

“Customers” mean any customers, distributors, resellers, manufacturers or other partners of Parent or any of its Affiliates.

“Effective Date” has the meaning given to such term in the Preamble.

“Estimated Royalty Fee” has the meaning given to such term in Section 4.2(b).

“Existing ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of May 22, 2023, among Parent, Xerox Corporation, Citibank, N.A., as administrative agent and collateral agent, and the other parties thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of February 6, 2024, that certain Amendment No. 2, dated as of June 10, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Expected Royalty Fee Value” means, as of any relevant date of determination, the amount set forth on Schedule 7 for such date (using linear interpolation if such date of determination is mid-quarter, or if determined prior March 31, 2026, using the figure for the quarter ended March 31, 2026).

“Final Invoice” has the meaning given to such term in Section 4.6.

“Final Net Amount” has the meaning given to such term in Section 4.6.

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer, or similar officer of such Person.

“Force Majeure” has the meaning given to such term in Section 10.17.

“GAAP” means United States generally accepted accounting principles in effect as of the applicable period and applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, provincial, territorial, local, municipal or foreign governmental authority, court, government or self-regulatory organization, government, commission, regional transmission organization, tribunal, arbitrator or mediator (public or private) or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Impacted Services” has the meaning given to such term in Section 4.10.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all U.S. and foreign rights in and to the following:

(a) patents and patent applications, and related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of the forgoing;

(b) trademarks, service marks, trade names, trade dress, design rights (with the exception of rights exclusively within design patents and copyrights), and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”);

(c) domain names and social media account/handles;

(d) copyrights and copyrightable subject matter (including rights in software and software codes);

(e) trade secrets, including any that comprise know-how, inventions, processes, formulae, models and methodologies, customer and vendor lists, marketing forecasts, financials, marketing strategies, and other confidential, proprietary or non-public information and materials;

(f) data and databases; and

(g) all applications, issuance, and registrations, and any renewals, extensions and reversions, for the foregoing.

“IP Contribution Agreements” means (a) the IP Contribution Agreement (Phase 1), dated as of the Effective Date, by and among Xerox Corporation, a New York corporation, and the IPCo Parties, and (b) the IP Contribution Agreement (Phase 2), dated as of the Effective Date, by and among Xerox Corporation and the IPCo Parties.

“IPCo” has the meaning given to such term in the Preamble.

“IPCo Agent” has the meaning set forth in the definition of Credit Agreement.

“IPCo Holdings” has the meaning given to such term in the Preamble.

“IPCo Parties” has the meaning given to such term in the Preamble.

“IPCo Party” has the meaning given to such term in the Preamble.

“IPCo Services” means the Services described on Schedule 3, as updated and supplemented from time to time in accordance with the provisions of this Agreement.

“IPCo Services Fee” has the meaning given to such term in Schedule 3.

“Joinder” has the meaning given to such term in Schedule 4.

“Joint Contract” has the meaning given to such term in Section 4.4.

“Laws” means any domestic or foreign, federal, state, provincial or local statute, treaty, convention, law, act, statute, code, constitution, principle of common law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, ruling, award, decree or other requirement of any Governmental Authority.

“Licensed Marks” means those trademarks, trade names, trade dress, and other indicia of source, whether registered or unregistered, that (i) are identified on Annex A, (ii) include or incorporate “XEROX” or any other mark identified on such annex, or (iii) are otherwise acquired during the Term, together with all abbreviations, translations, transliterations or derivatives thereof, and any logos, designs and stylizations used in connection therewith, and all foreign equivalents, and any renewals, extensions, and replacements thereof, in each case of clauses (i), (ii), and (iii), that are owned by IPCo.

“Licensed Products” mean goods and services of Parent, the Licensees and their respective Subsidiaries bearing, sold under, or provided under the Licensed Marks from time to time.

“Licensed Services IP” has the meaning given to such term in Section 3.1.

“Licensee” means Xerox Corporation and each other Party to this Agreement to whom IPCo grants a Mark License in accordance with this Agreement, including any Party that becomes a party hereto as a Licensee by executing a Licensee Joinder. Each Person that is a Licensee as of the date hereof is set forth on Annex A-1.

“Liquidated Damages” has the meaning given to such term in Section 9.1(a).

“Losses” has the meaning given to such term in Section 7.3(a).

“Mark License” has the meaning given to such term in Section 3.2(a).

“Marketing Material” means any article, packaging, label, design, hangtag, swing ticket, sticker, publication, product literature, or promotional or other marketing collateral (or any modified version thereof) bearing the Licensed Marks.

“Minimum Revenue Covenant” has the meaning given to such term in Section 5.5.

“Non-Party Affiliates” has the meaning given to such term in Section 10.18.

“Parent” has the meaning given to such term in the Preamble.

“Parent Change of Control” has the meaning given to the term “Change of Control” in the Credit Agreement.

“Parent Entities” has the meaning given to such term in the Preamble.

“Parent Insolvency Event” means that one of the following events has occurred: Parent (a) has been determined to be insolvent pursuant to a final non-appealable order of a court of competent jurisdiction, (b) is generally unable to pay its debts as they become due, (c) voluntarily becomes subject to any proceeding under any domestic or foreign Bankruptcy Law, (d) involuntarily becomes subject to any proceeding under any domestic or foreign Bankruptcy Law which is not rescinded or dismissed within 90 days after filing, (e) makes a general assignment for the benefit of its creditors, or (f) has a receiver, trustee or liquidator appointed by a final non-appealable order of a court of competent jurisdiction to sell all or a material portion of its property or business.

“Parent Services” means the Services described on Schedule 2, as updated and supplemented from time to time in accordance with the provisions of this Agreement.

“Parent Services Fees” has the meaning given to such term in Schedule 2.

“Party” has the meaning given to such term in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“PII” has the meaning given to such term in Section 8.1(c).

“Preliminary Net Amount” has the meaning given to such term in Section 4.6.

“Proceeding” has the meaning given to such term in Section 3.13.

“Proposed Commercial Sublicense” has the meaning given to such term in Section 3.7(b).

“Quality Standard” means the relevant quality standards and other terms and conditions relating to the Licensed Products. Such Quality Standards are available to Licensees upon request. IPCo may modify its Quality Standards from time to time in its complete and sole discretion; provided that the level of quality required shall not be materially less protective of the Licensed Marks than the standards in effect as of the Effective Date.

“Representatives” means the employees, contractors, agents, directors, officers, legal counsel, accountants and financial advisors of a Party or its Subsidiaries.

“Royalty Fee” has the meaning given to such term in Section 4.2(a).

“Royalty Fee Adjustment” has the meaning given to such term in Section 4.2(b).

“Sales and Service Taxes” has the meaning given to such term in Section 4.5.

“Sell-Off Period” has the meaning given to such term in Section 6.4(c).

“Service Fees” has the meaning given to such term in Section 4.1.

“Service Provider” means, as the context may require, with respect to (a) the IPCo Services, one or more of the IPCo Parties or, if not one of the IPCo Parties, one or more Subsidiaries of the IPCo Parties or other Persons designated by them to provide the Services on behalf of the IPCo Parties, including the IPCo Parties’ Representatives, if applicable, and (b) the Parent Services, one or more of the Parent Entities or, if not one of the Parent Entities, one or more Subsidiaries of the Parent Entities or other Persons designated by any one of them to provide the Services on behalf of the Parent Entities, including the Parent Entities’ Representatives, if applicable.

“Service Provider Indemnitees” has the meaning given to such term in Section 7.3(a).

“Service Recipient” means, as the context may require, with respect to (a) the IPCo Services, the Parent Entities, and (b) the Parent Services, the IPCo Parties.

“Services” means any of the services to be provided by or on behalf of a Service Provider under this Agreement and described on Schedule 2 or Schedule 3, as applicable, as updated and supplemented from time to time in accordance with the provisions of this Agreement.

“Shared Contracts” has the meaning given to such term in Section 4.4.

“Specified Revenue” means Consolidated Revenue received by Parent, the Licensees, and their Subsidiaries or, in the case of an ABL Event of Default, by the ABL Collateral Agent, in each case, in respect of goods and services of Parent and its Subsidiaries (including any inventory acquired by the ABL Collateral Agent in connection with an ABL Event of Default) bearing any of, sold under, or provided under, as applicable, the Licensed Marks.

“Specified Revenue Covenant Level” means with respect to:

(a) the Test Period ending June 30, 2026, $2,578,000,000,

(b) the Test Period ending September 30, 2026, $3,852,000,000, and

(c) for the Test Period ending December 31, 2026 and each Test Period ending thereafter, $5,225,000,000.

“Sublicensee” means any Person that has been granted a sublicense in accordance with Section 3.7.

“Subsidiary” means, with respect to any Person (for the purpose of this definition, the “first party”), any other Person (other than a natural person), whether incorporated or unincorporated, of which a majority of the issued and outstanding, voting equity interests are directly or indirectly owned or controlled by the first party or by one or more of its respective Subsidiaries or by the first party and any one or more of its respective Subsidiaries.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and among IPCo Holdings, the entities listed on Schedule 1(a) thereto, the entities listed on Schedule 1(b) thereto, and Xerox Corporation, a New York corporation.

“SSLA Guarantee Agreement” means the Guarantee, dated as of the date hereof, made by each of the parties thereto as a guarantor, in favor of IPCo, as secured party, as amended from time to time.

“SSLA Security Agreement” means the Security Agreement entered into by the Parent and certain of its Subsidiaries party thereto and IPCo, as secured party, as amended from time to time.

“Systems” has the meaning given to such term in Section 5.2.

“Term” has the meaning given to such term in Section 6.1.

“Test Period” means:

(a) (i) the period of two consecutive fiscal quarters ending June 30, 2026, and (ii) the period of three consecutive fiscal quarters ending September 30, 2026; and

(b) thereafter, the period of four consecutive fiscal quarters then most recently ended.

“Xerox Event of Default” has the meaning given to such term in Section 6.3(b).

Section 1.2 Interpretation.

(a) Unless a clear contrary intention appears:

(i) the defined terms in this Agreement will apply equally to both the singular and plural forms of such terms;

(ii) reference to any Person includes such Person’s predecessors, successors and assigns but, if applicable, only if such predecessors, successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) any pronoun will include the corresponding masculine, feminine and neuter forms;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms of that agreement, document or instrument;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under such Law, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement;

(vii) numbered or lettered articles, sections and subsections contained in this Agreement refer to articles, sections and subsections of this Agreement;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix) “either,” “or,” “neither,” “nor” and “any” are not exclusive, unless the context clearly prohibits such construction;

(x) references to documents, instruments or agreements will be deemed to refer as well to all addenda, annexes, exhibits, schedules or amendments to the foregoing;

(xi) the word “or” is used in the inclusive sense or “and/or;” and

(xii) reference to “dollars” or “$” will be deemed to refer to U.S. dollars.

(b) All headings in this Agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event of any ambiguity or question of intent, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Services.

(a) Scope. Throughout the Term, Service Provider will provide, or cause to be provided through its Subsidiaries, Representatives or otherwise, to Service Recipient the Services. The Parties may from time to time by written agreement modify, supplement or change the Services. From time to time during the Term with respect to each Service, Service Recipient may require Service Provider to provide Service Recipient with additional services that are reasonably necessary for the operation of the Service Recipient’s business (“Additional Services”). Upon request from Service Recipient that Service Provider provide such Additional Services, such Additional Services shall be included as a Service provided to such Service Recipient under this Agreement and Service Provider shall promptly commence the provision of such Additional Service. The fees associated with each Additional Service shall be at no more than Service Provider’s allocable cost to provide such Additional Service, without duplication of costs otherwise or already allocated to Service Recipient. If Service Recipient requests any other services (other than Additional Services), Service Provider shall consider such other services or modifications or amendments to the Services in good faith. After considering Service Recipient’s request in good faith, if Service Provider agrees to provide such other services or agrees to modify or amend the services, any such other services, modifications or amendments so agreed in writing upon shall constitute Services under this Agreement and be subject to the terms of this Agreement.

(b) Performance. Service Provider represents that, as of the Effective Date, it has adequate facilities, personnel and other resources to perform the applicable Services. Service Provider shall provide the Services (i) with at least the same level of service, degree of care, and priority with which Service Provider provides similar services to its Affiliates or Service Provider accords its own operations, and (ii) in any event, in a professional and workmanlike manner.

(c) Subcontracting. Service Provider may subcontract the provision of any of the Services from time to time (including to Service Provider’s Affiliates or third parties) to an existing subcontractor of Service Provider for such Service or a subcontractor that is providing the same or similar services to Service Provider for its or its Affiliates’ business. The use of all other subcontractors to perform the Services shall require Service Recipient’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Service Provider shall in all cases retain responsibility for the provision of the Services in accordance with this Agreement and be responsible for all acts and omissions by any such Affiliate or third party of the terms of this Agreement, which acts and omissions will be deemed to be the acts of and omissions by Service Provider.

(d) Modifications or Upgrades. Service Provider reserves the right to modify or upgrade the types or level of the Services or manner of providing the Services as changes are made to respond to the needs of Service Provider’s businesses (other than the businesses of Service Recipient) or are otherwise made with respect to Service Provider’s agreements with third parties or contractors, in each case with Service Recipient’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III

INTELLECTUAL PROPERTY

Section 3.1 Services License. Except as expressly provided in this Section 3.1, Service Recipient acknowledges and agrees that it shall acquire no right, title, and interest in or to any Intellectual Property which are owned or licensed by Service Provider by reason of the provision of the Services hereunder. Subject to the terms and conditions of this Agreement, Service Provider hereby grants to Service Recipient and Service Recipient hereby accepts a worldwide, royalty-free, non-exclusive, non-assignable, and non-sublicensable license under any Intellectual Property owned, acquired, created, or developed as of or after the Effective Date by or on behalf of Service Provider other than Trademarks and the Licensed Marks (“Licensed Services IP”) (i) during the Term of this Agreement, only to the extent and duration necessary for Service Recipient to receive and use such Service as provided for and in accordance with this Agreement, and (ii) perpetually, to use, copy and otherwise exploit, as the case may be, any deliverables (including documents, software and data) provided or otherwise made available by Service Provider to Service Recipient in connection with the Services and intended for use beyond the Term. Without limiting the license granted in this Section 3.1, any trade secret included in the Licensed Services IP is and shall be the Confidential Information of the granting party and subject to Article VIII; provided, however, that Confidential Information disclosed or made available by Service Provider in connection with the Services (including as part of any deliverables) may be used and retained by Service Recipient to the extent reasonably necessary to receive, use, and benefit from the Services, including as part of any deliverables following expiration or termination of this Agreement, notwithstanding anything to the contrary in to Article VIII.

Section 3.2 Mark License.

(a) Subject to the terms and conditions of this Agreement, solely for the Term of this Agreement, IPCo hereby grants to each Licensee and each Licensee hereby accepts a worldwide, royalty-bearing, non-exclusive, non-transferable, and non-sublicensable (except as explicitly permitted under this Agreement) license to use the Licensed Marks on and in connection with Licensed Products and in connection with the manufacture, distribution, marketing and sale of such Licensed Products, and as part of its corporate name, company name, domain names, or trade name, as applicable (the “Mark License”).

(b) In the event that any Licensee or Sublicensee ceases to be an Affiliate of Parent, the Mark License shall automatically and immediately terminate as to such Licensee (or Sublicensee) and any sublicense granted by or through such Licensee shall also terminate unless the applicable Sublicensee otherwise maintains a permitted sublicense (in accordance with Section 3.7) with any other Licensee that is an Affiliate of Parent.

Section 3.3 Rights in Licensed Marks.

(a) Nothing in this Agreement shall or is intended to transfer, assign or convey to a Party any rights in or to the Intellectual Property of the other Party or its Affiliates other than the rights expressly granted in this Article III. All rights in the Licensed Marks not specifically granted to Licensees hereunder are reserved to IPCo. All right, title and interest in and to the Licensed Marks, including all goodwill associated with the use of the Licensed Marks, shall remain vested in and inure to the benefit of IPCo.

(b) To the extent that any Licensee obtains any right, title, or interest in or to the Licensed Marks or associated goodwill, by operation of law or otherwise, such Licensee shall assign and hereby assigns the same to IPCo. IPCo may, at any time, call for a document confirming the foregoing assignment of any right, title, or interest in or to the Licensed Marks (including any goodwill associated with the use of the Licensed Marks) and Parent or the applicable Licensee shall execute it.

(c) Notwithstanding anything else in this Agreement, the Licensees shall not, and shall cause their respective Affiliates and Sublicensees (including the ABL Collateral Agent, as applicable) to not, do, or omit to do, or permit to be done, any act that may: (i) weaken, damage or be detrimental to the Licensed Marks or the reputation or goodwill associated with the Licensed Marks, IPCo, Parent or the Licensees (as applicable); (ii) cause the loss or diminution in value of any material Licensed Marks; or (iii) invalidate or jeopardise any material application or registration of the Licensed Marks; provided, however, that nothing in the foregoing will prohibit either Party from managing, renewing, prosecuting, defending, or enforcing in good faith, or not doing any of the foregoing in good faith or subject to Section 3.4(c), (x) with respect to Parent, the Trademarks registered or applied for or otherwise owned by Parent or its Affiliates as of the Effective Date and contributed to IPCo pursuant to the IP Contribution Agreements and the Licensed Marks and (y) with respect to IPCo, the Licensed Marks.

Section 3.4 Registration and Maintenance.

(a) IPCo shall maintain all registrations of the Licensed Marks in full force and effect and prosecute all pending applications for registration of the Licensed Marks at the Licensees’ sole expense; provided that IPCo may elect not to maintain or prosecute, and Licensees may decline to bear the cost of, the maintenance or prosecution of any such Licensed Mark that (i) does not include or incorporate the term “XEROX” or any commercially significant abbreviations, translations, transliterations, or derivatives thereof, or any commercially significant logos, designs or stylizations used in connection therewith, (ii) does not generate, and is not used to market or sell products that generate, more than de minimis commercial value or revenue, and (iii) is not otherwise material. IPCo shall use commercially reasonable efforts to: (x) keep Parent reasonably informed of all significant developments known to IPCo and not Parent in connection with the prosecution and maintenance of any registration or application for registration of the Licensed Marks, including any opposition or other challenge by any other person to the ownership or validity of any Licensed Marks or any registration or application for registration thereof; (y) promptly provide to Parent a copy of any significant correspondence or submission held by IPCo and not Parent with or by the United States Patent and Trademark Office or any local trademark office or registry or any other person; and (z) consult with Parent and consider Parent’s comments in good faith in connection with preparing any filing or response thereto. IPCo shall strive to give Parent at least 90 days’ prior written notice of its intent to no longer maintain any Licensed Marks, which shall include failures to respond or contest any opposition or other challenge to the ownership or validity of any Licensed Marks and, at Parent’s request, will allow Parent to exercise its right to “step-in” to manage filings in IPCo’s name and at Parent’s expense. The Parties agree to cooperate in maintaining such registrations and renewals.

(b) If any Licensee requests that IPCo file any application for registration of any Licensed Marks, IPCo shall promptly make such filings in its own name and at Parent’s or such Licensee’s expense. In the event that IPCo refuses to file such application for registration or does not initiate the filings 90 days after receiving such Licensee’s request, such Licensee shall have the right to do so in IPCo’s name and at Parent’s or such Licensee’s expense. The Parties agree to cooperate in obtaining and maintaining such registrations, renewals and assignments, if any.

(c) All Trademark rights obtained in accordance with the provisions of Section 3.4(a) and Section 3.4(b) or otherwise acquired or obtained by IPCo shall be deemed Licensed Marks and included within the license grant of Section 3.2 immediately upon such acquisition and without the requirement of any further action by IPCo or Parent.

(i) If the Licensees wish to use any Trademark that is the same or similar to Licensed Marks (or portion thereof), including any abbreviation, translation, transliteration, derivative, or foreign equivalent thereof, (A) on goods or in association with services in classes for which the Licensed Marks are not registered, (B) on goods or in association with services in countries where the Licensed Marks are not registered or (C) on goods or in association with services in classes for which there are no Licensed Marks registered in a class that is otherwise identical to an existing Licensed Mark in another country, then, in each case, the Licensees shall notify IPCo prior to, or promptly as practical following such use, and IPCo shall use commercially reasonable efforts to apply to register the relevant trademark.

(ii) Provided that the Licensees have complied with their obligations in Section 3.4(c)(i) and the last sentence of Section 3.3 at all times with respect to any goods or services of the Licensees, their Affiliate or their Sublicensees, and unless objected to by IPCo, use of any Trademarks in connection with such proposed use in Section 3.4(c)(i) will not be a breach of Section 3.3(c) and all goods or services sold or provided in connection with such Trademark are deemed “Licensed Products” for purposes of this Agreement, including with respect to calculating Specified Revenue.

(iii) Neither Parent nor any Licensee shall apply to register any Trademark that is the same or confusingly similar to any Licensed Marks without the consent of IPCo.

Section 3.5 Continued Use.

(a) Licensees shall (themselves or through Sublicensees) use commercially reasonable efforts to use all of the Licensed Marks throughout the Term and shall use commercially reasonable efforts to require their Sublicensees to promote and expand the supply of Licensed Products (other than the goods or in association with services referred to in Section 3.4(c)(i) and Section 3.4(c)(ii) unless and until such goods or services become Licensed Products) on the maximum possible scale, and shall use commercially reasonable efforts to cause their Sublicensees to provide such advertising and publicity as may reasonably be expected to bring the Licensed Products (other than the goods or in association with services referred to in Section 3.4(c)(i) and Section 3.4(c)(ii) unless and until such goods or services become Licensed Products) to the attention of as many purchasers and potential purchasers as possible, in each case of the foregoing; except that, provided that Licensees comply with the last sentence of Section 3.3 at all times, Licensees may cease to do so with respect to a Licensed Product to the extent that, in Licensee’s good faith business judgment, it is not economically practicable.

(b) The Licensees shall, and shall cause their Sublicensees to, continue to use the Licensed Marks in a manner consistent with past practice and not cease to use or otherwise abandon use of, and not, knowingly, take any action that would result in the abandonment, cancellation, or loss of or otherwise impair the validity and enforceability of, any Trademark incorporating the term “XEROX” or any Licensed Marks, other than those that do not (i) generate more than de minis commercial value or source identifying significance and (ii) incorporate the term “XEROX” or any abbreviations, translations, transliterations, or derivatives thereof and any logos, designs and stylizations used in connection therewith.

Section 3.6 Quality Standards. IPCo shall have and exercise ultimate control over the nature and quality of the Licensed Products. Licensees shall, and shall require their Sublicensees to, (a) ensure that the Licensed Products are of a quality at least substantially consistent with the quality of such products and services offered in connection with the Licensed Marks as of the Effective Date, and that all Licensed Products and Marketing Materials otherwise comply with IPCo’s Quality Standards and (b) use the Licensed Marks solely in combination with Licensed Products and Marketing Materials that are in compliance with IPCo’s Brand Guidelines. IPCo reserves the right to modify the Quality Standards, Marketing Material, and Brand Guidelines from time to time in its complete and sole discretion. Licensees shall, and shall require their Sublicensees to, regularly review the Quality Standards, Marketing Material, and Brand Guidelines to ensure it and its Sublicensees maintain compliance therewith. Licensees shall not, and shall cause Sublicensees not to, use or distribute any Marketing Material unless the specific Marketing Material and the specific form, format, and medium of its use or distribution complies with IPCo’s Quality Standards or has been approved by IPCo in writing in advance. IPCo shall have the right under this Agreement periodically to require Licensees to submit to IPCo, at Parent’s cost, a reasonable number of samples of each of the Licensed Products and Marketing Materials (including from its Sublicensees) to enable IPCo to review and ensure that the Licensed Products and Marketing Materials comply with the Quality Standards, that the use of the Licensed Marks is in compliance with the Brand Guidelines and that Licensees are complying with their obligations under this Agreement. Upon reasonable prior notice, IPCo (or its designee) may inspect Licensees’ facilities, products, and Marketing Materials during normal business hours to confirm compliance with this Section. Licensees shall promptly remedy any non-compliance identified by IPCo.

Section 3.7 Sublicenses.

(a) General. The Licensees may grant non-exclusive sublicenses to Parent and its Subsidiaries (but only for so long as such Subsidiaries are Subsidiaries of Parent) and their Customers in connection with Parent’s and its Subsidiaries’ products and services or otherwise with IPCo’s prior written consent.

(b) Proposed Commercial Sublicenses. Each Licensee may grant licenses to third parties other than Customers (on an exclusive or non-exclusive basis, including with respect to product-, service-, field-, or geography-limited exclusivity) (each, a “Proposed Commercial Sublicense”), solely to the extent that the applicable Licensee provides IPCo with written notice describing such Proposed Commercial Sublicense in reasonable detail, consults with IPCo in good faith regarding such proposal, and obtains IPCo’s prior written consent.

(c) The Parties acknowledge that Parent and its Subsidiaries have, prior to the Effective Date, granted licenses to third parties as set forth on Schedule 1, and those licenses shall continue as sublicenses under Section 3.2 without requiring amendment of the scope of any exclusivity granted therein.

(d) The Licensees shall grant, pursuant to terms approved in writing by IPCo, acting reasonably, a royalty-free sublicense to the collateral agent under that certain Second Amended and Restated Collateral Agreement, dated as of February 6, 2024 (as amended, restated or otherwise modified from time to time, the “ABL Collateral Agreement”) by and between, among others, Parent, Xerox Corporation, and Citibank, N.A. (such entity or its applicable successor, in its capacity as collateral agent under the ABL Collateral Agreement, the “ABL Collateral Agent”), solely to permit the ABL Collateral Agent to, upon the occurrence and during the continuation of any ABL Event of Default, sell or otherwise dispose of any Collateral (as defined in the ABL Collateral Agreement) consisting of Licensed Products (or any such Collateral that will constitute a Licensed Product when sold or completed) which the ABL Collateral Agent is entitled to sell or otherwise dispose of upon the occurrence and during the continuation of an ABL Event of Default (“ABL Inventory”). Such sublicense is subject to the ABL Collateral Agent abiding by quality standards with respect to the ABL Inventory on which the Licensed Marks are used sufficient to preserve the validity of the applicable Licensed Marks. The sublicense granted to the ABL Collateral Agent shall remain in effect only to the extent necessary to sell off or dispose of all remaining ABL Inventory, and shall thereafter immediately terminate. Until the sublicense granted pursuant to this Section 3.7(d) is terminated, even if and after this Agreement has otherwise terminated, Licensee shall remain responsible for, and shall pay to IPCo, the Royalty Fee for any sale or other disposition of ABL Inventory by or on behalf of the ABL Collateral Agent. For purposes of calculating the Royalty Fee, the gross amounts received by the ABL Collateral Agent in respect of any sale or other disposition of ABL Inventory shall be deemed “Specified Revenue” as defined hereunder.

(e) Each sublicense shall be subject to quality control provisions no less protective than those set forth in Section 3.6, and Parent and the Licensees shall remain fully responsible and liable for the acts or omissions of their Sublicensees’ as if such acts or omissions were those of Parent and the Licensees.

Section 3.8 Permits. The Licensees shall obtain at their own expense all licenses, permits and consents necessary for the provision of the Licensed Products.

Section 3.9 Exclusion of IPCo Representations and Warranties. IPCo expressly disclaims any and all representations and warranties hereunder, whether statutory, express or implied, including any implied warranty of merchantability, fitness for a particular purpose, title or non-infringement of Intellectual Property.

Section 3.10 Exclusion of Parent Representations and Warranties. Parent expressly disclaims all representations and warranties hereunder, whether statutory, express or implied, including any implied warranty of merchantability, fitness for a particular purpose, title or non-infringement of Intellectual Property.

Section 3.11 Parent Representations and Warranty. On the Effective Date, Parent represents and warrants that the terms of this Agreement, including the calculation of the Royalty Fees, were determined by Ocean Tomo in the Valuation of Certain Trademark and Brand Assets of Xerox Holdings Corporation, dated December 7, 2025, to be fair, from a financial standpoint, to IPCo.

Section 3.12 Bankruptcy. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, if any rejection of this Agreement is tendered by any Party, any licenses granted hereunder to such rejecting Party (and its Affiliates) by the other applicable Party shall terminate immediately, and such rejecting Party shall have no further rights of any kind under such licenses. Nothing in this Agreement constitutes consent to any assumption or assignment within the meaning of section 365(c) or section 365(e) of the United States Bankruptcy Code.

Section 3.13 Notice of Infringement. Each Party shall promptly notify the other of any suspected, actual or threatened infringement, misuse or other violation by a third party of any of the Licensed Marks, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of the same. The Parties shall reasonably cooperate and assist one another with bringing any enforcement actions, including consenting to being named as a party to a claim, action, suit or other proceeding (“Proceeding”) where required by applicable law or reasonably likely to increase the potential success of same. Any costs or expenses, including reasonable attorney’s fees associated with any Proceeding shall be borne by the Party bringing the enforcement action; provided that IPCo shall not be required to bear any costs or expenses in connection with any enforcement action initiated by a Licensee.

Section 3.14 IPCo’s Right to Commence Infringement Actions. IPCo shall have the first right, but not the obligation, to take any actions in connection with any infringement or alleged infringement by a third party of any portion of the Licensed Marks. At the direction of IPCo, the Licensees shall, and shall require their Sublicensees to, cooperate with and assist IPCo in taking whatever action (including consenting to being named as a party to any Proceeding) which IPCo determines to be reasonably necessary or desirable. Notwithstanding the foregoing, in the event IPCo elects in writing not to take any such action to enforce the Licensed Marks in accordance with this Section 3.14 within fifteen (15) Business Days after receiving written notice thereof, the Licensees shall be permitted to take such action, represented by counsel of their own choice, at their own cost and expense, upon at least 15 Business Days prior written notice to IPCo. No Licensee may settle, compromise, or otherwise dispose of any enforcement action in a manner that adversely affects the validity, ownership, scope, or enforceability of any Licensed Mark without IPCo’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. IPCo shall have the right to reasonably participate in any such action. IPCo’s decision not to enforce the Licensed Marks with respect to any particular infringement shall not be deemed a waiver of IPCo’s rights with respect to any other infringement or matter. In the event a Licensee determines to enforce any Licensed Mark with respect to any particular infringement, Licensee shall have the right to retain any proceeds obtained in connection therewith to the extent necessary to reimburse their reasonable costs and expenses directly incurred in such enforcement and, after deducting all reasonable costs and expenses directly incurred in such enforcement, the remaining proceeds shall be included in the Specified Revenue.

Section 3.15 Co-Ownership. In the event of any determination that Parent or its Subsidiaries retain or hold any right, title or interest in any portion of the Licensed Marks, then Parent or its Subsidiaries shall use commercially reasonable efforts to assign (by present assignment with further assurances) all of their right, title and interest in the Licensed Marks to IPCo. In any event, without limiting the foregoing, (i) Parent and its Subsidiaries use and exploitation of the Licensed Marks, and all determinations with respect to the Licensed Marks shall nonetheless be subject to and made in accordance with this Agreement and the A&R LLCA as if all such right, title or interest were held solely and exclusively by IPCo, and (ii) Parent and its Subsidiaries shall relinquish all control, and shall have no right to exercise control, over the use of the Licensed Marks, and all such control shall be exercised solely and exclusively by IPCo.

ARTICLE IV

PAYMENT; TAXES

Section 4.1 Service Fees. The fees for the Services (other than the Licensees’ right to use the Licensed Marks) will be calculated (without duplication) in accordance with the methodologies set forth in Schedule 2 and Schedule 3, as applicable (“Service Fees”), which shall appropriately allocate the Service Fees between Parent and IPCo Holdings on arm’s-length terms. Such Service Fees shall include, among other things, the applicable portion of hourly, direct employee costs and ordinary course costs and expenses for certain individuals expected to be involved with the provision of the Services and the reimbursement of expenses incurred in connection with the provision of such Services. Notwithstanding the foregoing, Service Fees shall exclude (a) with respect to the Parent Services, the portion of any costs incurred by or on behalf of the Parent Entities for the sole benefit of the Parent Entities, or that otherwise relate to the application, prosecution, maintenance, registration, renewal, defense, policing or enforcement of any Licensed Marks, and (b) with respect to the IPCo Services, the portion of any costs incurred by or on behalf of the IPCo Parties for the sole benefit of the IPCo Parties. If any Party determines in good faith that the Service Fees and the methodology to calculate such Services Fees are inaccurate or incomplete, the Parties shall use commercially reasonable efforts to evaluate in good faith whether updates to Schedule 2 and Schedule 3 are appropriate.

Section 4.2 Royalty Fee.

(a) The Licensees shall, and shall cause their Sublicensees to, pay a royalty fee for the Mark License (including as sublicensed pursuant to Section 3.7) in an amount equal to 2.0% of Specified Revenue during each calendar quarter, pro rated for any partial quarters, including the first calendar quarter of 2026 (the “Royalty Fee”).

(b) No later than ten (10) calendar days after the end of each calendar quarter (and on the date of the termination of this Agreement), the Licensees shall, and shall cause their Sublicensees to, pay to IPCo an aggregate amount equal to Parent’s reasonable, good faith estimate of the Royalty Fee due for the most recently ended calendar quarter (the “Estimated Royalty Fee”). No later than ten (10) calendar days after Parent’s reports on Form 10-Q or 10-K, as applicable, are filed (or required to be filed) with the Securities and Exchange Commission for such period (and within three (3) Business Days of the date of the termination of this Agreement), if the Royalty Fee actually owed to IPCo for such period exceeds or is less than the Estimated Royalty Fee previously paid to IPCo for such period, then the Licensees shall, and shall cause their Sublicensees to, pay to IPCo, or IPCo shall pay to the Licensees (and, if applicable, their Sublicensees), an amount equal to such difference (a “Royalty Fee Adjustment”).

Section 4.3 Non-Ordinary Course Expenses. Service Recipient or its Subsidiaries will separately reimburse Service Provider for its allocable portion of all direct out-of-pocket costs and expenses incurred other than in the ordinary course of business (and excluding, for the avoidance of doubt, overhead and other ordinary course expenses compensated pursuant to the Parent Services Fee) reasonably incurred by Service Provider in connection with the provision of the Services by Service Provider to Service Recipient. Service Provider will include such material costs and expenses incurred as a separate line item with the Service Fee invoice and will include appropriate details and documentation supporting such costs and expenses.

Section 4.4 Shared Contracts. The Parent Entities or their respective Representatives, on the one hand, and one or more of the IPCo Parties or their respective Representatives, on the other hand, may from time to time jointly enter into contracts with one or more third parties (each such contract, a “Joint Contract”). Except to the extent the Parties expressly identify this Agreement by name and agree in writing that its terms will not apply with respect to any Joint Contract, as between the Parties and their respective Representatives (and not with respect to any third party that is party to a Joint Contract), the terms of this Agreement will govern the relationship of the Parties and such Representatives with respect to such Joint Contract. Additionally, the Parent Entities or their respective Representatives may, with the prior written consent of the IPCo Parties, from time to time enter into contracts with one or more third parties solely for the benefit of one or more of the IPCo Parties (such contracts, together with Joint Contracts, “Shared Contracts”). The Service Fees have been determined taking into account the allocation of all rights, benefits and obligations (including payment obligations) of the Parties and their respective Representatives under all Shared Contracts. The Parties will reasonably adjust the Service Fees from time to time to account for the entry into any new material Shared Contract, the material amendment or termination of any existing material Shared Contract, and any other material change relating to any material Shared Contract (including any material changes to the allocation of rights, benefits and obligations of each Party and its respective Representatives under any material Shared Contracts).

Section 4.5 Sales and Service Taxes. Service Recipient will pay all allocable sales, use, exercise, services, value added, goods and services, consumption, turnover or any similar type taxes imposed in connection with the provision of the Services by Service Provider to Service Recipient (collectively, the “Sales and Service Taxes”) which, for the avoidance of doubt, shall not include taxes measured by Service Provider’s gross or net income, gross or net receipts, capital, or franchise taxes. The Parties shall cooperate with one another in good faith to minimize any Sales and Service Taxes, including by providing any applicable tax forms, documentation or certificates as may be reasonably necessary to avail of any exemption from, or reduction of, such Sales and Service Taxes. If Service Provider receives a refund or credit with respect to any Sales and Service Taxes that were previously paid or reimbursed by Service Recipient, in whole or in part, Service Provider shall pay over an amount equal to the allocable amount of such refund or credit (including, if any, interest received thereon) to such Service Recipient, net of any out-of-pocket costs and taxes incurred by Service Provider in obtaining such refund or credit.

Section 4.6 Invoicing; Payment Terms. The IPCo Parties will pay Parent or its designee (or if the Preliminary Net Amount is negative, Parent will pay IPCo) within 30 days of the last day of each month the estimated Service Fees and Sales and Service Taxes payable in respect of such month net of any Service Fees and Sales and Service Taxes payable by Parent to IPCo under this Agreement (such amount, the “Preliminary Net Amount”). The Preliminary Net Amount may be a fixed amount for each month based on the proposed annual budget of Parent and IPCo, as applicable. As soon as practicable following the end of each month, Parent will provide invoices to IPCo setting forth Parent’s good faith determination of the actual Service Fees and Sales and Service Taxes payable by IPCo, as applicable, for such month, net of the Service Fees and Sales and Service Taxes payable by Parent to IPCo, as applicable, under this Agreement (each such invoice, a “Final Invoice” and the amount set forth therein, the “Final Net Amount”). IPCo will cooperate in good faith with Parent, and provide information reasonably requested by Parent, in connection therewith. To the extent it is determined that (a) any Preliminary Net Amount is greater than the applicable Final Net Amount, Parent will pay IPCo the difference between the Preliminary Net Amount and the applicable Final Net Amount as soon as reasonably practicable and no later than 90 days after the end of such applicable month (unless IPCo elects to have such difference recorded and paid in connection with the annual reconciliation) and (b) the Final Net Amount is greater than the applicable Preliminary Net Amount, IPCo will pay Parent the difference between the Preliminary Net Amount and the Final Net Amount as soon as reasonably practicable and no later than 90 days after the end of such applicable month (unless Parent elects to have such difference recorded and paid in connection with the annual reconciliation). Notwithstanding the foregoing, if IPCo disagrees in good faith with any such charge reflected in a Final Invoice, IPCo will send written notice (which may be via email) to Parent specifying the reason for such disagreement, and the Parties will provide each other with all information reasonably requested and negotiate in good faith to promptly resolve any such disagreement. If the applicable Parties are unable to resolve such disagreement within the time period contemplated in Section 4.6, such dispute shall be resolved in accordance with Section 10.1 (unless otherwise agreed by the Parties to be resolved in an alternative manner).

Section 4.7 Annual Reconciliation.

(a) Annual Statement. Within 120 days of the end of each fiscal year ending after the Effective Date, Parent (or its applicable Representatives) shall provide IPCo with year-end statements (each, an “Annual Statement”) showing the total amount of Service Fees and Sales and Service Taxes payable to Parent and the total amount of Service Fees and Sales and Service Taxes payable to IPCo in each case, for such fiscal year. Each Party will cooperate in good faith with the other Party, and provide information reasonably requested by the other Party, in connection with Parent’s preparation and delivery of the Annual Statement. For the avoidance of doubt, such Service Fees may be recalculated, in good faith and consistent with past practice for recalculation for similar purposes, to reflect (i) updated percentages set forth in Schedule 2 or Schedule 3 to the extent there are material changes to the factors used to determine the initial percentages set forth in the applicable Schedule as of the beginning of such fiscal year or (ii) updated methodologies for determining the percentages set forth in Schedule 2 with respect to the Parent Services to the extent there are material changes to the Applicable Business and Schedule 3 with respect to the IPCo Services to the extent there are material changes to the Applicable Business.

(b) Reconciliation. If the total amount of Service Fees and Sales and Service Taxes payable by IPCo to Parent during the preceding fiscal year, net of the Service Fees and Sales and Service Taxes payable by Parent to IPCo under this Agreement for such preceding fiscal year, differs from the actual amount paid by IPCo to Parent for such fiscal year, the applicable owing Party shall pay such excess or deficit amount to the other Party (or, at the applicable receiving Party’s election, such amount will be credited toward future monthly or annual periods) to the extent not previously paid. Notwithstanding the foregoing, if IPCo disagrees in good faith with any amounts or the methodology for calculation of such amounts as reflected in the Annual Statement, IPCo shall send written notice (which may be via email) to Parent specifying the reason for such disagreement, and the Parties will provide each other with all information reasonably requested and negotiate in good faith to promptly resolve any such disagreement. If the Parties are unable to resolve such disagreement within 90 days (or such longer period agreed by the Parties), such dispute shall be resolved in accordance with Section 10.1 (unless otherwise agreed by the Parties to be resolved in an alternative manner).

(c) Review of Records. Upon request, each Party shall give the other Party, or any of its duly authorized representatives or representatives of its principal lenders, access to and the right to examine the relevant books, accounts, records, reports, files and other papers, things or property belonging to or in use by any Party pertaining to this Agreement at reasonable times and for reasonable periods. These rights to access shall continue as long as the relevant records are required to be retained by a Service Provider and for any additional time period that the relevant records are retained by a Service Provider.

Section 4.8 Referrals. Payment of the Service Fees or any other amounts under this Agreement is not conditioned, directly or indirectly, upon a requirement that any Party or any of its respective Affiliates make referrals to, be in a position to make or influence referrals to, or otherwise generate business for any other Party or any of its Affiliates.

Section 4.9 Good Faith; Arm’s Length. This Agreement, including the Service Fees and the methodology with respect to the calculation thereof, has been negotiated between and entered into by the Parties in good faith and on an arm’s length basis. The Parties agree to act in good faith and on an arm’s length basis in making any adjustments or updates to the Service Fees, and adjustments to the Service Fees shall only be permitted to the extent that the Service Fees comply with applicable Law.

Section 4.10 Third Party Authorizations. Each of the Parties shall use commercially reasonable efforts to obtain as promptly as possible the consents, approvals, or authorizations of any Person as may be necessary for the performance of its obligations pursuant to this Agreement; provided that Service Provider shall be the primary point of contact with such Person. Service Recipient shall be responsible for its allocable portion of any costs associated with obtaining such consents, approvals or authorizations. If the consent, approval, or authorization of any such Person is required but not obtained within a reasonable time period after the Effective Date, the Parties shall work together to develop a commercially reasonable alternative in connection with the Services affected by such failure to obtain consent (such Services, the “Impacted Services”). While the Parties are developing such an alternative plan, Service Provider shall continue to perform the Impacted Services.

ARTICLE V

COOPERATION; COVENANTS; REPRESENTATIONS AND WARRANTIES

Section 5.1 Access Policies. During the Term, Service Provider agrees to give Service Recipient and Service Recipient agrees to give Service Provider, upon reasonable request, reasonable access to its physical facilities, systems, books and records solely if and to the extent necessary for Service Recipient to receive the Services. If Service Provider is given access to any of Service Recipient’s physical facilities or systems in connection with the provision of the Services, Service Provider will comply with all of Service Recipient’s written security policies, procedures and requirements provided to Service Provider. If Service Recipient is given access to any of Service Provider’s physical facilities or systems in connection with Service Provider’s provision of Services or Service Recipient’s receipt of the Services, Service Recipient will comply with all of Service Provider’s written security policies, procedures and requirements provided to Service Recipient and will not intentionally tamper with, compromise or circumvent any security or audit measures employed by the Service Provider. Service Provider will use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the physical facilities or systems of Service Recipient gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of data or other property contained in such physical facilities or systems, including notifying its personnel of the restrictions set forth in this Agreement. Service Recipient will use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the physical facilities or systems of Service Provider gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of data or other property contained in such physical facilities or systems, including notifying its personnel of the restrictions set forth in this Agreement.

Section 5.2 Unauthorized Access. Service Recipient is obligated to provide Service Provider’s Representatives with access to the data of Service Recipient only to the extent that Service Provider has a legitimate business need for such access. Service Provider shall not have the right to access such data for e-discovery, investigations or similar matters without Service Recipient’s prior written consent. If at any time Service Provider has knowledge that any of its Representatives has sought to circumvent or has circumvented any security regulations or that unauthorized Representatives of Service Provider have accessed or may access the computer system(s), infrastructure, databases software facilities or networks (“Systems”) of Service Recipient or its Affiliates or have engaged in activities designed to obtain unauthorized access or use, or that is reasonably likely to lead to destruction or alteration or loss of data, information or software, Service Provider shall promptly notify Service Recipient. Any failure by Service Provider to comply with this Section 5.2 shall be a material breach of this Agreement. The Service Recipient may audit the access to and use of the Systems and data by Service Provider’s Representatives. To the extent provided to Service Provider, Representatives of Service Provider shall be subject to, and shall comply with, any terms, conditions and restrictions on use associated with any third-party software to which Representatives of Service Provider are granted access in connection with the receipt or provision of the Services under this Agreement, including any Service limitations set forth in Schedule 2 or Schedule 3, as applicable.

Section 5.3 Right to Services in Event of Breach. Each Party agrees that a breach of the terms of this Agreement concerning the provision of, receipt of or payment for Services by a Party shall not affect any other Party’s rights hereunder concerning the provision of, receipt of or payment for Services and that the other Parties shall remain entitled to the continued provision of Services by such Party (including to continued access to such Party’s information, personnel, assets, Systems and Intellectual Property necessary for such Services that was granted to any other Party prior to any such breach) in each case as contemplated by, and in accordance with, the terms of this Agreement (including Sections 5.1 and 5.2). The foregoing shall not constitute a waiver of, or otherwise excuse or affect any remedy for, any breach of this Agreement.

Section 5.4 Cooperation. Each Party shall cooperate and use commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to effectuate the provisions and purposes of this Agreement, including the execution of any additional documents or instruments and the taking of all such other actions as such Party may reasonably be requested to take by another Party from time to time, consistent with the terms of this Agreement.

Section 5.5 Minimum Revenue Covenant. Commencing with the Test Period ending on June 30, 2026, the Parent Entities shall not permit Specified Revenue for any Test Period to be less than the Specified Revenue Covenant Level (the “Minimum Revenue Covenant”).

Section 5.6 Compliance Certificate. On or prior to the date any Royalty Fee Adjustment in respect of the applicable quarter is to be made or would otherwise be due (in the event no Royalty Fee Adjustment will be paid), Parent shall deliver to IPCo and the Lenders (as defined in the Credit Agreement) a certificate signed by a Financial Officer of Parent certifying compliance with the Minimum Revenue Covenant (which shall include reasonably detailed supporting calculations in the form attached hereto as Schedule 6).

ARTICLE VI

TERM; TERMINATION

Section 6.1 Term. The initial term of this Agreement will commence on the Effective Date and expire on the 10th anniversary of the Effective Date; provided that the term shall automatically be extended for an additional five-year period upon such 10th anniversary and be further extended for additional five-year periods on each subsequent fifth anniversary thereof, unless either Party gives notice in writing of non-renewal at least 18 months in advance of such anniversary (in which case this Agreement shall terminate on such anniversary) or this Agreement is otherwise terminated in accordance with Section 6.2 or Section 6.3 (the initial term, together with any extension term, the “Term”).

Section 6.2 Termination by Parent. Parent may terminate this Agreement on behalf of itself and all of its Subsidiaries party hereto if:

(a) IPCo consents in writing to such termination; or

(b) either of the following occurs, provided upon such occurrence Parent may only terminate this Agreement with respect to its obligations in connection with Services, and may not terminate the Mark License, any obligations relating thereto, the Minimum Revenue Covenant, or any obligations in respect of the Royalty Fee or Section 9.1:

(i) an IPCo Party commits a material breach of this Agreement that remains uncured for 60 days following notice of such breach by Parent; or

(ii) an IPCo Party makes any transfer of this Agreement or any rights granted under this Agreement (including by operation of law) that is not expressly permitted by this Agreement;

provided that if the Credit Agreement is then outstanding and Parent wishes to terminate this Agreement in accordance with Section 6.2(b)(i) or Section 6.2(b)(ii), Parent shall give notice to the IPCo Agent not fewer than 60 days prior to such termination taking effect and an opportunity during such 60-day period for the IPCo Agent or the lenders party to the Credit Agreement to cure, or cause to be cured, any breach giving rise to a right of termination (and, for the avoidance of doubt, if such breach is in fact cured during such period, then termination on account of the applicable breach shall not be permitted).

Section 6.3 Termination by IPCo. IPCo may terminate this Agreement on behalf of the IPCo Parties if:

(a) Parent consents in writing to such termination; or

(b) any one of the following occurs (each a “Xerox Event of Default”):

(i) Parent or the Licensees breach any payment obligation under this Agreement and fail to cure such breach within five (5) Business Days;

(ii) Parent or the Licensees breach any obligation under this Agreement (other than as specified under Section 6.3(b)(i)), and, other than as to the Minimum Revenue Covenant, fail to cure such breach within thirty (30) calendar days of the earlier of receipt of notification of such default from IPCo or knowledge of such default by Parent or any Licensee;

(iii) Parent and its Subsidiaries cease to hold, directly or indirectly, at least a majority of the Class B Units (as defined in the A&R LLCA) issued and outstanding as of such time;

(iv) IPCo Holdings ceases to hold 100% of the equity interests of IPCo other than pursuant to a transaction approved in accordance with the A&R LLCA;

(v) any material provision of this Agreement ceases to be, or is asserted in writing by any Licensee not to be, for any reason, a legal, valid and binding obligation of any Licensee;

(vi) a Parent Insolvency Event occurs;

(vii) a Parent Change of Control occurs;

(viii) an Event of Default under and as defined in the Credit Agreement or the Credit Documents (as defined in the Credit Agreement) occurs and is continuing (and is not cured within the applicable cure period, if any); or

(ix) an event or circumstance constituting a Xerox Event of Default under Section 15 of the SSLA Guarantee Agreement occurs and is continuing (and is not cured within the applicable cure period, if any).

Section 6.4 Effect of Termination; Survival; Sell-Off Period.

(a) Termination. Upon the termination of this Agreement, (i) Service Recipient will not be entitled to a refund of any portion of the fees paid by Service Recipient to Service Provider (other than fees paid in advance with respect to periods for which services are not provided), or relieve Service Recipient of its obligation to pay to Service Provider all fees that have or are otherwise properly owing to Service Provider for the Services rendered prior to and at the time of such termination; (ii) each Party that is a recipient of Confidential Information shall return to the disclosing Party, or at the disclosing Party’s option destroy, all tangible items and embodiments containing or consisting of the disclosing Party’s Confidential Information and all copies thereof, and provide written certification of such return or destruction to the disclosing Party; and (iii) the rights and licenses of Licensees and Sublicensees under this Agreement will immediately terminate and Licensees shall (and shall procure that Sublicensees) immediately cease use of the Licensed Marks except as expressly permitted pursuant to Section 6.4(c). Reasonably promptly after the termination of this Agreement, Service Provider will invoice Service Recipient for all Service Fees, and any other amounts, to the extent then known, accrued prior to such termination.

(b) Survival. Without limiting anything set forth in this Agreement, upon the termination or expiration of this Agreement for any reason, this Agreement will forthwith become void and have no effect; provided that neither the termination nor the expiration of this Agreement shall affect the liability of a Party for breach of this Agreement. Notwithstanding the foregoing, (i) Service Provider’s right to receive compensation pursuant to Section 4.1 or Section 4.2 for its Services prior to the termination of this Agreement and (ii) Article I, Section 3.3, Article IV, Article VII, Article VIII, Section 6.4(c), Article IX and Article X shall survive any expiration or termination of this Agreement. Notwithstanding anything to the contrary herein, including Section 6.4(a) above, the sublicense granted in accordance with Section 3.7(d) shall survive the termination or expiration of this Agreement, subject to the ABL Collateral Agent’s continued compliance with the terms of such sublicense and solely to the extent necessary to permit the collateral agent to complete the sale or other disposition of ABL Inventory as provided for in Section 3.7(d).

(c) Sell-Off Period. Upon expiration or termination of this Agreement, Parent shall have the right to dispose of all stocks of Licensed Products bearing the Licensed Marks in its possession or in the course of manufacture or production as of the date of expiration or termination for a period of 90 days after the date of expiration or termination (the “Sell-Off Period”), in each case, in accordance with the terms and conditions of this Agreement. Any royalty or other payment accruing during the Sell-Off Period under the provisions of Section 6.4(c) shall be paid to IPCo within 15 days after the expiration of the Sell-Off Period.

ARTICLE VII

LIABILITY

Section 7.1 Exclusion of Certain Damages and Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or at law or in equity, Service Provider and its Representatives will not be liable under this Agreement for any Losses incurred by Service Recipient or its Representatives as a result of or in connection with the provision of Services under this Agreement except to the extent arising from Service Provider’s or its Representative’s willful misconduct, gross negligence, fraud, material violation of Law, material violation of this Agreement (including for material failure to provide Services), or any actual or alleged infringement, misappropriation, or other violation of Intellectual Property rights of a third party by such other Party or its Affiliates in its performance hereunder. None of the Parties or their Representatives will be liable to any other Party for consequential, punitive, special, or indirect damages suffered or incurred as a result of or in connection with this Agreement (including the provision of the Services), whether such loss or damage may be based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, principles of indemnity or contribution, the failure of any limited or exclusive remedy to achieve its essential purpose or otherwise.

Section 7.2 Mitigation of Third-Party Losses. Each Party will use commercially reasonable efforts to mitigate liability, damages and other losses suffered in connection with this Agreement, including where any damages can be mitigated by lawfully pursuing recovery from third parties, in which case such Party will conduct or permit diligent efforts to so recover.

Section 7.3 Indemnification.

(a) Service Provider . Service Recipient hereby releases Service Provider and each of its Affiliates and each of their respective officers, directors, employees, stockholders, consultants, agents and representatives (the “Service Provider Indemnitees”) and agrees to indemnify and hold harmless the Service Provider Indemnitees from and against any and all claims, losses, damages, liabilities, deficiencies, obligations, costs or expenses, including reasonable attorney’s fees and expenses

(collectively, “Losses”), arising out of or resulting from Service Provider’s performance of the Services hereunder, except to the extent such Losses are due to Service Provider’s willful misconduct, gross negligence, fraud, material violation of Law, material violation of this Agreement, or any actual or alleged infringement, misappropriation, or other violation of Intellectual Property rights of a third party by such other Party or its Affiliates in its performance hereunder in which case Service Provider agrees to indemnify and hold harmless Service Recipient and each of its Affiliates and each of their respective officers, directors, employees, stockholders, consultants, agents and representatives from and against any and all Losses, arising out of or resulting from such willful misconduct, gross negligence, fraud, material violation of Law, material violation of this Agreement, or any actual or alleged infringement, misappropriation, or other violation of Intellectual Property rights of a third party by such other Party or its Affiliates.

(b) IPCo Parties . Parent and the Licensees shall indemnify and hold harmless the IPCo Parties from all Losses (i) arising out of or resulting from a claim by, or awarded to, or forming part of any settlement with, a third party in connection with the Licensed Products, (ii) arising from the use of the Licensed Marks by Parent, the Licensees, and their Sublicensees, and (iii) arising from any expense reimbursement or indemnity obligation of the IPCo Parties arising under the Credit Agreement (including Section 13.5 thereof) or the A&R LLCA (including section 12.03 thereof) in connection with or on account of the Transactions (as defined in the Credit Agreement), except to the extent, in case of clauses (i) or (ii), that such Losses are caused by any gross negligence, willful misconduct, or illegal act or illegal omission by the IPCo Parties or any material breach of this Agreement by the IPCo Parties.

(c) [Reserved].

(d) Infringement of Third Party Intellectual Property. If the Licensees, or any of their Sublicensees, is subject to Proceeding by a third party for infringement of a third party’s trademark or other intellectual property rights because of the manufacture, use, sale, marketing or other exploitation of the Licensed Products under the Licensed Marks, then Parent shall promptly notify IPCo of such Proceeding, and the Parties shall consult with each other to agree upon the course of action to be taken. Unless otherwise agreed in writing by the Parties, IPCo shall have the first right, but not the obligation, to undertake the defense of such Proceeding with counsel of its choice. IPCo and Parent, the Licensees, and their Sublicensees shall reasonably cooperate, assist and coordinate with each other in the defense of such Proceeding and furnish all pertinent evidence in their control. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such Proceeding. If IPCo elects or fails to assume the defense of such Proceeding, then Parent may assume such defense at Parent’s sole expense; provided, however, that Parent will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of IPCo.

(e) Survival. The indemnities and other provisions contained in Section 7.3(a) will survive termination of this Agreement for any reason for a period of one year and those in Section 7.3(b) and (d) shall survive the termination of this Agreement for any reason indefinitely.

(f) Exclusion. Notwithstanding anything to the contrary, this Section 7.3 shall not apply with respect to reimbursements for Sales and Service Taxes, which shall be governed by Section 4.5.

ARTICLE VIII

CONFIDENTIALITY AND DATA PROTECTION

Section 8.1 Confidential Information.

(a) For purposes of this Agreement: “Confidential Information” means any confidential, proprietary or non-public information, materials or knowledge of the disclosing Party disclosed to the receiving Party or its Representatives, including any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the receiving Party or its Representatives that contain, reflect or are based upon any such information of the disclosing Party.

(b) Confidential Information will not include information that is:

(i) now or hereafter becomes part of the public domain through no act or failure to act on the part of the receiving Party or its Representatives;

(ii) information that the receiving Party or its Representatives had rightfully in its possession without restriction as to use or disclosure before receiving such information from the disclosing Party;

(iii) hereafter rightfully obtained by the receiving Party or its Representatives from a third party without restriction as to use or disclosure (unless such third party is actually known by the receiving Party or its Representatives, as applicable, to be bound by a non-disclosure agreement with respect to such information); or

(iv) information that the receiving Party or its Representatives independently developed without reliance or reference to any Confidential Information of the disclosing Party.

(c) In addition and not in limitation of the foregoing terms in this Section 8.1, Service Provider for itself and its Affiliates, and its and their respective Representatives, and Service Recipient for itself and its Affiliates, and its and their respective Representatives, agree to comply with all obligations under all applicable data protection Laws relating to personally identifiable information (“PII”) to which such party, its Affiliates, or its or their respective Representatives may have access as a result of any Services under this Agreement, shall hold PII in confidence and maintain reasonable security measures designed to safeguard PII against unauthorized, unlawful or accidental access, loss, destruction, damage, disclosure, transfer or other improper use.

Section 8.2 Confidentiality Obligations. Each receiving Party agrees: (a) to use its commercially reasonable efforts to protect Confidential Information of the disclosing Party, and in no event, will a receiving Party use a standard of care that is lower than it uses for its own Confidential Information but in any event, not less than reasonable care; and (b) not to disclose Confidential Information to any third parties other than (i) to its Representatives in accordance with the following sentence or (ii) to the extent reasonably necessary to conduct the receiving Party’s business or as otherwise expressly provided in this Agreement. The receiving Party may disclose Confidential Information of the disclosing Party to its Representatives who are subject to confidentiality obligations at least as restrictive as those contained in this Agreement and who have a bona fide need to know the Confidential Information. The receiving Party agrees to notify the disclosing Party in writing of any misuse or misappropriation of Confidential Information of the disclosing Party that may come to its attention. Each receiving Party acknowledges that the unauthorized disclosure or use of Confidential Information of the disclosing Party would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Consequently, each receiving Party agrees that the disclosing Party will have the right to seek equitable relief without proof of actual damages and posting a bond.

Section 8.3 Compelled Disclosure. If the receiving Party receives notice of a request by any court, agency, arbitrator or other Governmental Authority for production of Confidential Information of the disclosing Party, the receiving Party will, to the extent reasonably practicable and permitted by applicable Law, promptly notify the disclosing Party, will, if requested by the disclosing Party, use commercially reasonable efforts to limit disclosure and to obtain a protective order, and will enable the disclosing Party to participate in limiting the disclosure and seeking a protective order.

Section 8.4 Obligations upon Expiration or Termination. Upon the expiration or termination of this Agreement for whatever reason, each receiving Party will promptly, at the receiving Party’s election and expense, either (a) return, in the manner reasonably directed by the other Party, all of the Confidential Information of the other Parties that has been furnished to it or, (b) destroy copies of all documents or materials in its possession or control that contain Confidential Information or portions of Confidential Information of any other Party, in whatever form or medium such copies or portions are contained, whether tangible, electronic, or otherwise, unless retention of same is required by Law or any applicable internal document retention policies.

ARTICLE IX

LIQUIDATED DAMAGES

Section 9.1 Liquidated Damages.

(a) If this Agreement is terminated following the occurrence and during the continuation of a Xerox Event of Default (as defined herein) (or in the event of a rejection of this Agreement by any Parent Entity in an insolvency proceeding), then the Parent Entities shall pay to IPCo an amount equal to the Expected Royalty Fee Value as of the date of such termination (the “Liquidated Damages”).

(b) The Parties intend that the Liquidated Damages constitute compensation proportionate to the anticipated harm to IPCo arising from the breach or termination of the Mark License in connection with a Xerox Event of Default, and not a penalty. The Parties acknowledge and agree that the harm to IPCo caused by such breach or termination upon a Xerox Event of Default would be impossible or very difficult to accurately estimate as of the Effective Date due to the uncertain nature of lost Royalty Fees, loss of competitive advantage, harm to goodwill, and potential delays associated with entering into any applicable replacement agreement, and that the Liquidated Damages are a reasonable estimate, as of the Effective Date, of the expected present value of the Royalty Fees for the then-remaining Term and represent the anticipated or actual harm that might arise from such a Xerox Event of Default in connection with the Mark License.

(c) The Parent Entities’ obligation to pay the Liquidated Damages is the Parent Entities’ sole liability and entire obligation with respect to the breach or termination of the Mark License upon a Xerox Event of Default and IPCo’s exclusive remedy for any Xerox Event of Default and (subject to Section 4.2(b) with respect to periods prior to such termination) IPCo shall not be entitled to further actual Royalty Fees or other damages with respect to the Mark License; provided that nothing in this clause shall limit IPCo’s right to seek injunctive relief for misuse or infringement of the Licensed Marks by Parent, the Licensees, and their Sublicensees following termination of the Agreement.

(d) This Article IX shall not apply with respect to the parties’ respective rights and remedies in connection with the Services following termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Dispute Resolution. This Agreement, and all matters directly or indirectly relating to or arising out of this Agreement, will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law. The Parties irrevocably: (a) submit, in any proceeding directly or indirectly relating to or arising out of this Agreement, to the exclusive jurisdiction of the courts of the Delaware Court of Chancery located in Wilmington Delaware or, but only to the extent the Court of Chancery rejects jurisdiction, to any Delaware state court or federal court of the District of Delaware (in each case located in New Castle County) (the “Chosen Courts”); (b) consent that any Proceeding may only be brought in the Chosen Courts; (c) waive any objection that they may now or after the Effective Date have to the venue of such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient forum; and (d) agree to be bound by any judgment rendered by the Chosen Courts in connection with this Agreement. Each of the Parties further agrees that a summons and complaint commencing a Proceeding in the Chosen Courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 10.9 or as otherwise provided under the laws of the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the Parties to waive any objections to jurisdiction, to venue or to convenience of forum.

Section 10.2 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT.

Section 10.3 Binding Effect. This Agreement binds and is for the benefit of the successors and permitted assigns of each Party.

Section 10.4 Entire Agreement. This Agreement (together with all Annexes, Schedules and Exhibits hereto, as well as the SSLA Guarantee Agreement, the SSLA Security Agreement, and the other Security Documents (as defined in the SSLA Guarantee Agreement)) represents the entire agreement about this subject matter and supersedes prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between or among the Parties about the subject matter of this Agreement merge into this Agreement.

Section 10.5 Amendments. Neither this Agreement nor any term hereof may be amended, restated, supplemented, modified or waived except without the prior written consent of Parent and IPCo and, if such amendment, restatement, supplement, modification or waiver would result in a violation of or “Default” under the Credit Agreement, IPCo Agent.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all of which, taken together, constitute one agreement.

Section 10.7 Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired by such illegality, invalidity or unenforceability and (b) the Parties will endeavor in good faith to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, Section 9.1(c) shall not be severable from Section 9.1(a), Section 9.1 (b), and Section 9.1(d).

Section 10.8 Headings. The headings used in this Agreement are for convenience only and will not affect the interpretation of this Agreement.

Section 10.9 Notices. All notices, consents and other communications under this Agreement must be given by hand delivery; United States certified mail, return receipt requested, postage prepaid; by an overnight commercial courier service; or by email so long as no error message is received in response, in each case, addressed as follows:

If to the IPCo Parties:	c/o XRX Brandco Holdings LLC Address: 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 Attention: Patrick J. Bartels Jr. Phone: [***] E-Mail: [***]

If to the Parent Entities:	Xerox Parties c/o Xerox Corporation Address: 401 Merritt 7 Norwalk, CT 06851 Attention: Stuart Kirk Phone: [***] Email: [***]

Any Party may change its notice information for purposes of this Section by giving the other Parties written notice of the new notice information in the manner set forth above. Any notice given as set forth in this Section will be effective on the day of hand delivery, two Business Days after mailing, or the next Business Day if sent by overnight commercial courier service or email.

Section 10.10 No Representations. SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SERVICES. THE SERVICES ARE PROVIDED “AS IS.” SERVICE PROVIDER DISCLAIMS ALL WARRANTIES HEREUNDER, EXPRESS, IMPLIED OR STATUTORY.

Section 10.11 Assignment; Joinder and Withdrawal.

(a) No Parent Entity may assign this Agreement or any rights or obligations under it (including by change of control, division, operation of law, or otherwise) without IPCo’s specific, prior written consent (which may be granted or withheld in its sole discretion).

(b) No IPCo Party may assign this Agreement or any rights or obligations under it (including by change of control, division, operation of law, or otherwise) without Parent’s specific, prior written consent (which may be granted or withheld in their sole discretion).

(c) Any attempted assignment in violation of this Section shall be null and void.

(d) From time to time, a Subsidiary of Parent that is not then a Party to this Agreement may deliver a Joinder in the form attached as Schedule 4 hereto to the Parties in order to be admitted as a Party to this Agreement. In addition, a Parent Entity will automatically withdraw as a Party to this Agreement immediately upon ceasing to be a Subsidiary of Parent and Parent. Parent shall promptly (and, in any event, within three (3) Business Days) notify the IPCo Parties of any such withdrawal. Parent will update Annex A-2 from time to time to reflect the admission and withdrawal of Parties to this Agreement; provided that the failure to timely update Annex A-2 will not affect the validity of any such admission or withdrawal.

(e) From time to time, a Subsidiary of Parent that is not then a Party to this Agreement may deliver a Licensee Joinder in the form attached as Schedule 5 hereto to the Parties in order to be admitted as a licensee to this Agreement solely with respect to the rights and obligations set forth in Article III. Upon execution and delivery of a Licensee Joinder, such Subsidiary of Parent shall be admitted as a licensee under this Agreement solely for purposes of Article III, and shall have all rights and obligations of a Licensee solely in connection with the Mark License. In addition, any such Licensee admitted after the date hereof will automatically withdraw as a licensee under this Agreement immediately upon: (i) mutual agreement by the Parties, or (ii) such Licensee being released from its obligations under the SSLA Guarantee Agreement in accordance with Section 13.11(a) thereof. Parent shall promptly (and, in any event, within three (3) Business Days) notify the IPCo Parties of any such withdrawal. Parent will update Annex A-1 from time to time to reflect the admission and withdrawal of Parties to this Agreement; provided that the failure to timely update Annex A-1 will not affect the validity of any such admission or withdrawal. Each Licensee shall be jointly and severally liable for all the Obligations (as defined in the SSLA Guarantee Agreement), provided that the obligations of each Licensee hereunder (including in respect of the Royalty Fee and the Liquidated Damages), excluding Xerox Corporation, and under the other Loan Documents shall be subject in all respects to (x) the Guarantee Limitations (as defined in the SSLA Guarantee Agreement), to the extent applicable and (y) any applicable additional limitations consistent with the Agreed Security Principles (as defined in the SSLA Guarantee Agreement) and otherwise reasonably agreed and set forth in the applicable Licensee Joinder in accordance with the Agreed Security Principles.

Section 10.12 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between or among any Party arising out of or relating to this Agreement, each Party will be responsible for its own costs and expenses, including attorneys’ fees.

Section 10.13 Relationship. The Parties do not intend to create by virtue of this Agreement any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. The Parties agree that Service Provider or its Representatives will remain the common law employer of its employees assigned to perform Services for Service Recipient, and nothing contained in this Agreement will be construed to establish an employer-employee relationship between Service Recipient or its Representatives’ and any of Service Provider’s or its Representatives’ employees. At all times, Service Provider or its applicable Representative will be solely responsible for, and will possess the ultimate right and authority with respect to, hiring, training, supervising, directing, controlling and terminating its employees assigned to perform Services for Service Recipient, and will be solely responsible for the payment of salary, wages and payroll taxes to, or on behalf of, such employees and providing employee benefits and workers’ compensation insurance to such employees.

Section 10.14 Third Parties. Except with respect to (a) the Parties’ indemnification obligations under Section 7.3, (b) the rights of the IPCo Agent set forth in Section 6.2 and 10.5, (c) the rights of the Non-Party Affiliates under Section 10.18, and (d) the Parties’ Subsidiaries, nothing in this Agreement, whether express or implied, is intended to (i) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express Parties to it and their respective permitted successors and assigns, (ii) relieve or discharge the obligation or liability of any Person not an express party to this Agreement, or (iii) give any Person not an express party to this Agreement any right of subrogation or action against any Party to this Agreement.

Section 10.15 Legal Services and Privilege. The Parties agree that as to (a) all communications among the Parties and their respective Subsidiaries and (b) all attorney work product to the extent related to the services rendered pursuant to this Agreement, the attorney client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege to the maximum extent permitted by applicable Law belong to each Party and shall be jointly controlled by all Parties, which share a commonality of interest. It is the intention of the Parties that all rights of any Person under or with respect to such attorney client privilege, work-product protection, or other similar privilege or protection, including the right to waive, assert, and otherwise control such attorney client privilege, work-product protection, or other similar privilege or protection, shall be retained by and vested in each Party to the maximum extent permitted by applicable Law.

Section 10.16 Waiver. The Parties may (a) extend the time for performance of any of the obligations or other acts of any other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other Party to this Agreement contained in this Agreement, or (c) waive compliance with any of the covenants or conditions for the benefit of any such Party contained in this Agreement; provided that (i) any such extension or waiver by any Party to this Agreement will be valid only if set forth in a written document signed on behalf of the Party against whom the extension or waiver is to be effective, (ii) no extension or waiver will apply with respect to any performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver, and (iii) no failure or delay by any Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between or among any of the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

Section 10.17 Force Majeure. Except with respect to a Party’s payment obligations, no Party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder to the extent such failure or delay is due to any cause beyond its reasonable control, including: strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by governmental entities, change in laws, regulations or orders or other events, circumstances, or causes beyond such Party’s reasonable control (each, a “Force Majeure”).

Section 10.18 Recourse. All claims or actions (whether in contract or in tort, in law or in equity) that may arise out of, under or in connection with this Agreement or any transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any warranty made in this Agreement), may be made only against the entities that are named parties to this Agreement. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of any named party to this Agreement (who is not also a named party to this Agreement) (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising out of, under or in connection with this Agreement or any transactions contemplated hereby or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution. Each Party waives and releases all such claims, obligations and liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 10.18.

Section 10.19 Parent Entities Representative.

(a) For purposes of this Agreement, the Parent Entities designate Parent to serve as their sole and exclusive representative from and after the date hereof with respect to those provisions of this Agreement that contemplate action by the Parent Entities (or any one of them); provided that Parent may elect to designate its Affiliate to serve in such capacity by notifying the IPCo Parties. Parent is appointed as agent for the Parent Entities for purposes of this Agreement. Without limiting the foregoing, Parent has full power and authority, on behalf of each Parent Entity and its successors and assigns, to:

(i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Parent Entities in connection herewith,

(ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement,

(iii) receive service of process in connection with any claims under this Agreement,

(iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Parent for the accomplishment of the foregoing,

(v) give and receive notices and communications, and

(vi) take all actions necessary or appropriate in the judgment of Parent on behalf of the Parent Entities in connection with this Agreement.

(b) The IPCo Parties shall be entitled to rely upon any actions taken by Parent (or its designee) as the duly authorized action of the Parent Entities (or any one of them) with respect to any matters set forth in this Agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IPCO HOLDINGS:

XRX BRANDCO HOLDINGS LLC

By:	/s/ Patrick J. Bartels, Jr.
Name:	Patrick J. Bartels, Jr.
Title:	Manager

IPCO:

XRX BRANDCO LLC

By:	/s/ Patrick J. Bartels, Jr.
Name:	Patrick J. Bartels, Jr.
Title:	Manager

PARENT:

XEROX HOLDINGS CORPORATION

By:	/s/ Louie Pastor
Name:	Louie Pastor
Title:	President and Chief Operating Officer

Signature Page to Shared Services and License Agreement

OTHER PARENT ENTITIES:

XEROX CORPORATION

By:	/s/ Louie Pastor
Name:	Louie Pastor
Title:	President and Chief Operating Officer

Signature Page to Shared Services and License Agreement